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                                                                      Exhibit 99
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SS&C                      RELEASE
Global Financial Technologies
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FOR IMMEDIATE RELEASE         CONTACT:   Peg Berry, SS&C -- 860-286-2251
                                         Cindy Lawrence -- 212-303-7611



     SS&C Technologies Completes Acquisition of Shepro Braun Systems, Inc.
            as Part of Key Investment in Straight Through Processing


Bloomfield, CT, December 31, 1997 - SS&C Technologies, Inc. (Nasdaq: SSNC) today announced it has completed the acquisition of Chicago-based Shepro Braun Systems, Inc. (SBS) as part of the Company's commitment to developing and delivering straight through processing. The closely held SBS was acquired in exchange for one million shares of SS&C common stock. The value of the agreement is based on today's closing price of SS&C stock.

     "This merger is strategically important because it positions SS&C as a leader in providing our clients with real-time transaction processing in a 'straight through' environment, from trading to risk analysis, compliance, accounting, and regulatory reporting," said Bill Stone, SS&C CEO. "We believe this latest investment, combined with the recently completed acquisition of Mabel Systems, our strong third quarter performance, and our confidence as we continue to execute on our business plan, helps build our momentum as we go forward into 1998," Mr. Stone continued.
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SS&C Acquires Shepro Braun - Page 2


     Under the terms of the agreement, SBS President Robert Shepro will become a Senior Vice President of SS&C, and SBS CFO Linda Shepro will become a Director in SS&C's Asset Management Business Unit, based on multi-year employment agreements.

     Shepro Braun is a privately held software development and consulting firm, serving hedge funds, private wealth managers, investment advisors, investment funds, brokerage firms, and service providers to capital management firms. Founded in 1984, Shepro Braun is headquartered in Chicago, with offices in New York City and Greenwich, Connecticut. Additional company information is located on the World Wide Web at www.sheprobraun.com.

     With offices in the U.S., Canada, Europe, and Asia, SS&C is a leading provider of financial software solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products and services to large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage, in aggregate, over $1 trillion in assets. Additional company information is located on the World Wide Web at www.ssctech.com.

     This press release includes a number of forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of SS&C and members of its management as well as the assumptions on which such statements are based, and reflect SS&C's current views with respect to future events and financial performance. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from historical results or those anticipated. Important factors currently known to management that could cause actual results to differ materially from those in forward looking statements include integration of the recently acquired business and adverse developments with respect to the Company's domestic or foreign operations.

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